Exhibit 14.1

SERVICE BANCORP, INC.

SERVICE BANCORP, MHC

STRATA BANK

CODE OF ETHICS

A.	Introduction

Service Bancorp, Inc. and Service Bancorp, MHC (collectively, the “Companies”) and Strata Bank (the “Bank”) are dedicated to the highest standards of integrity and ethics. Personal integrity and moral fiber are as important as technical competence and work ethic in advancement of the Companies and the Bank. The highest trust, confidence and responsibility is placed in each person. The Companies and the Bank believe in each employee’s fundamental honesty and integrity in daily relations with customers, the public and fellow employees. The Companies and the Bank will not tolerate employees who achieve results by violating laws or being involved in dishonest or unscrupulous business dealings or who jeopardize our reputation. On the other hand, the Companies and the Bank fully support an employee who passes up an opportunity or advantage that could only be secured at the sacrifice of the Companies’, the Bank’s, or the employee’s principles.

Personal integrity and honesty demand an atmosphere that fosters personal candor, and maintaining that atmosphere is a high priority within the Companies and the Bank. If any employee has knowledge of apparent violations of this Code of Ethics (the “Code”), or of any questionable actions affecting the Companies or the Bank, they are urged to report it to the designated Bank Official. The official is responsible for investigating such matters, and can do so without arousing suspicion or casting aspersions on the character and reputation of the person in question. By going directly to the official and explaining the circumstances of the suspicious activity, the reputations of the reporting employee and any other person are protected if the suspicion turns out to be a misunderstanding or the transaction in question is not against bank policy. Employees should make such a report in the way that makes them most comfortable, whether in writing or orally. The identity of employees who report such information is confidential and no reprisal may or will be taken against them. Any reprisal would itself be a breach of the Code.

Violation of this Code is grounds for disciplinary action up to and including termination of employment, or, in the case of Directors and Trustees, removal from service. Such action is in addition to any civil or criminal liability which might be imposed by Federal or State regulatory agencies or courts. Additional guidance and assistance for avoiding violations of the policies expressed in this Code is available through the Companies’ and the Employee Handbook and the Policy Book approved by the Bank’s Board of Directors.

B.	Definitions

1.	“Companies” mean Service Bancorp, Inc. and Service Bancorp, MHC and any majority-owned, non-bank subsidiary thereof.

2.	“Bank” means Strata Bank and its majority-owned subsidiaries.

3.	“Company Official” means any employee, director/trustee or officer of the Companies, or any employee, director/trustee or officer of any majority-owned non-bank subsidiary of the Companies.

4.	“Bank Official” means any Bank employee, director or officer, or any employee, director or officer of any majority-owned subsidiary of the Bank.

5.	“Employee” means any person who is currently on the payroll of the Companies or the Bank for whom the Companies or the Bank is required to file an Internal Revenue Service Form #01, or who is currently on the payroll of any majority-owned non-bank subsidiary of the Companies or a majority-owned subsidiary of the Bank and for whom such subsidiary is required to file an Internal Revenue Service Form W-2.

6.	“Designated Bank Official” means the officer of the Bank who is designated by the Chief Executive Officer to receive and review reports filed and to make determinations as provided in this Policy Statement. The current Designated Bank Official is Joyce Danielson, Senior Vice President of Bank Administration.

C.	Political Contributions/Corporate Payments

1.	Federal and State Prohibitions

Federal and state laws prohibit the Companies or the Bank from contributing corporate funds or property in support of a political party or a candidate for public office. Similarly, neither the Companies nor the Bank may compensate Employees for time so dedicated (i.e., normal working hours). It should be clearly understood that no action is to be undertaken for the perceived benefit of the Companies or the Bank if the Companies or the Bank could not legally take such action directly. (See Federal Campaign Act of 1971, 29 U.S.C. § 593 et seq.) Questions as to the propriety of any action that may involve a political candidate or campaign should be discussed with the Designated Bank Official before any steps are taken that may involve any Company or Bank Official or the Companies or the Bank in a possible violation of the law.

2.	Prohibition Against Favored Business Treatment

It is contrary to the Companies’ and the Bank’s policy and intent to encourage or permit either directly or indirectly the payment of funds of the Companies or Bank or use of property of the Companies or Bank to secure favored business treatment for the Companies or Bank. This policy applies to Companies and Bank transactions with governmental as well as non-governmental parties.

3.	Nominal Gratuities and Gifts

Payment by Company or Bank Officials of customary nominal gratuities for services received (“tips”) are permitted if lawful, as are gifts and favors of nominal value or entertainment, to the extent they meet the standards of ethical business as explained in section G of this Code of Ethics. Nominal gratuities or gifts or favors of nominal value are not permitted to be made to government officials under any circumstance. Each such payment, gift or expense must be appropriately disclosed on the financial records of the Companies or the Bank.

4.	Ordinary and Necessary Travel and Entertainment Expenses

Expenses for travel and entertainment incurred on behalf of the Companies or the Bank should be ordinary and necessary to accomplish a business purpose and be documented in conformity with the established requirements for reimbursement. For more information, see the Employee Handbook section on the Travel and Entertainment Policy.

5.	Bank Disbursements

Other than as an approved signature authority, no Bank Official shall control disbursements from a branch of the Bank or its subsidiaries. Further, disbursements shall be only for legitimate Bank purposes, and each shall be clearly disclosed in the financial records.

6.	Company Disbursements

Other than as an approved signature authority, no Company Official shall control disbursements from the Companies’ accounts. Further, disbursements shall be only for legitimate purposes of the Companies and each shall be clearly disclosed in the financial records.

D.	Investments

The investment of personal funds as a way to participate in the growth of the economy and to provide for the future is proper and worthwhile. However, Company and Bank Officials must be aware that personal financial affairs reflect to the public the character of the organization. The following standards are guides to minimize the risks that may arise from the way investments are selected and financed:

(a)	Although the choice of investments is a personal matter, the nature of a Company or a Bank Official’s position with the Bank requires adherence to an appropriate and prudent investment policy. For additional guidance on personal investing by Officers, see the Companies’ and the Bank’s Insider Trading Policy (the “Insider Trading Policy”).

(b)	In-and-out trading (day-trading) and speculative trading involve a degree of risk that may embarrass both the individual and the organization. Such trading is not consistent with the personal conduct expected of Company and Bank Officials. Further, employees of the Companies and the Bank should be aware that maintaining margin accounts in connection with trading mutual funds or other securities involves heightened risk and is generally regarded by bank regulatory agencies as non-advisable for employees of financial institutions. The same position is taken with respect to securities lending by Company or Bank Officials.

(c)	The selection of a brokerage firm is a personal decision. Contact with brokers during business hours should be kept to a minimum and must not interfere with one’s normal duties.

(d)	Information provided by customers in the normal course of business that is not available to the general public is confidential and must be held inviolate. Such information must never be disclosed to unauthorized persons or used as a basis for personal investment decisions. The Employee Handbook describes confidential information in greater detail.

(e)	Investments by Company or Bank Officials who have knowledge of the Bank’s borrowers relationships in securities issued by the Bank’s borrowers must be promptly reported, in writing, to the Designated Bank Official, and may be made only in conformity with the restrictions of state and federal securities laws applicable to purchases and sales of securities by “insiders.” See the Insider Trading Policy for details on reporting such purchases and a copy of the reporting form.

E.	Confidentiality of Bank Records and Information

1.	Customer Information

All relationships between the Bank and its customers are confidential. All Bank records containing personal data on Bank customers are confidential. As such, they are to be carefully safeguarded and kept current, relevant, and accurate. They should be disclosed only to authorized Bank personnel having a “need to know,” or pursuant to lawful process in accordance with Bank procedures governing the permissibility and means of disclosure. Such information should not be disclosed to third parties except as expressly permitted in Bank procedures or if the Bank becomes legally obligated to do so. Should you have any questions about disclosure, consult with the appropriate Bank Official before disclosing. All Bank Officials should use care not to discuss Bank business in any place or manner that risks violation of the confidentiality of customer information. For more information on the Bank’s efforts to maintain customer privacy, see the Employee Handbook section on Confidentiality.

2.	Information of the Companies and Bank

Information about the Companies and the Bank and their respective plans, financial condition, and business, other than reports required to be made public, is confidential and may not be disclosed to unauthorized persons. Company and Bank Officials should use care not to discuss the Companies’ or the Bank’s business in any place or manner that would in any way impair the Companies’ or the Bank’s competitive position. Financial information about the Companies and the Bank is not to be given to persons outside the Companies or the Bank unless it has been previously reported publicly.

3.	Media Inquiries

In general, the Companies and the Bank have good relationships with the news media and cooperate with the media in order to provide the public with information about the Companies and the Bank. The Chief Executive Officer has primary responsibility for responding to inquiries from the news media. Occasionally, a Company or Bank Official may receive a visit or a call from a reporter inquiring about some aspect of the affairs of the Companies or the Bank. It is the Companies’ and the Bank’s policy that all inquiries from the news media must be referred to the Chief Executive Officer. The only exception to this policy is in cases of questions from the news media asking for factual information about Bank services. If a reporter asks, for example, what the Bank’s current rate of interest is on a regular savings account, a Bank Official should inform the Chief Executive Officer of the reporter’s call, as it could lead to an opportunity for more complete coverage of the Bank’s services or activities.

F.	Integrity of the Companies’ and the Bank’s Records and Systems

1.	Business Records

The business records of the Companies and the Bank are of critical importance to meeting all relevant financial, legal and management obligations. All reports, vouchers, bills, payroll and service records, account records, measurement and performance records, transaction records, and other essential data must always be input or prepared accurately, reliably, and with care and honesty.

2.	False or Misleading Reports

There is no excuse for a deliberately false or misleading report or record. Certain business record offenses, including, without limitation, falsification of time sheets to obtain payment for time not worked, willful, unauthorized destruction or alteration of accounts, records or memoranda, and willfully making false entries or failing to make correct entries, are cause for immediate dismissal.

3.	Regulatory Record Keeping Requirements

The Companies’ records are maintained in accordance with any applicable rules of the Board of Governors of the Federal Reserve System and the Securities and Exchange Commission. Bank records are maintained in accordance with the rules of the Federal Deposit Insurance Corporation (“FDIC”), the Massachusetts Division of Banks, and other government agencies. The FDIC and some other government agencies require that certain records be retained for specific periods of time. Other records and documents may have to be held in connection with court and regulatory proceedings, or for other specific business purposes. Records should therefore be kept in accordance with these requirements and destroyed only with the Companies’ or the Bank’s authorization.

4.	Business Transaction Reporting

All Company and Bank Officials are responsible for following the Companies’ and the Bank’s procedures and policies for reporting business transactions, including appropriate authorization requirements and internal accounting controls, in order that:

(a)	Transactions are carried out in an authorized manner;

(b)	Transactions are reported and recorded to permit correct preparation of required reports and financial statements, and to maintain accurate records of assets;

(c)	Access to assets and supplies is in accordance with management’s authorization; and

(d)	Inventories of assets and supplies are taken periodically, and appropriate action taken to correct discrepancies.

If, in the course of performing his or her duties, an Employee identifies any circumstances which appear to violate the norms of sound and prudent business or the substance of this Code, it is that Employee’s responsibility to promptly call the circumstances to the attention of the Chief Executive Officer, the Designated Bank Official, an impartial senior officer or the Companies’ or the Bank’s Audit Committee. Reports by Employees of suspicious or unusual activities or transactions may be submitted in oral or written form. The Companies or the Bank will make reasonable efforts to treat such matters on a confidential basis if the reporting Employee so requests, although neither the Companies nor the Bank can assure complete confidentiality in light of responsibilities to government agencies and the interest in investigating such matters. Such reports may also be submitted anonymously. Employees will not be subject to reprisals or other adverse action for truthfully and confidentially reporting suspicious or unusual activities or transactions as provided in this paragraph. Each Employee’s duty to report suspicious circumstances is set forth in section J, Employee Conduct, subparagraph 2, Suspicious Activities Reports.

G.	Guidelines for Acceptance of Gifts, Favors or Gratuities/Bank Bribery Laws

1.	Introduction

Gifts to Company or Bank Officials from customers and suppliers generally are intended as sincere expressions of friendship and appreciation based on the personal relationships that often develop in the normal conduct of business. Nevertheless, substantial gifts of any kind, whether in the form of food, merchandise, unusual discounts, entertainment, or the use of customer or supplier facilities, may create an appearance of impropriety, may cause embarrassment to the Companies or the Bank or its employees, and may subject the Company or Bank Officials concerned to criminal prosecution under applicable Bank Bribery laws. Accordingly, any Company or Bank Official who receives or is offered anything of value should consult and adhere carefully to the guidelines described below.

2.	Federal Bank Bribery Law

The Federal Bank Bribery Law, (18 U.S.C. § 215), as amended, provides for criminal prosecution of anyone who:

as an officer, director, employee, agent or attorney of a [bank or bank holding company], corruptly solicits or demands . . . , or corruptly accepts or agrees to accept, anything of value from any person, intending to be influenced or rewarded in connection with any business or transaction of such [bank or bank holding company].

The Bank Bribery Law also provides for criminal prosecution of any person (whether or not an employee of a bank or bank holding company) who:

corruptly gives, offers, or promises anything of value to any person, with intent to influence or reward an officer, director, employee, agent, or attorney of a [bank or bank holding company] in connection with any business or transaction of such [bank, or bank holding company].

3.	FDIC and FRB Bank Bribery Guidelines

Pursuant to the Bank Bribery Law, the FDIC, the Federal Reserve Board (“FRB”) and other federal banking agencies have promulgated uniform Guidelines to assist an officer, director, employee, agent, or attorney of a financial institution or a bank holding company to comply with the Bank Bribery Law. The FDIC’s and the FRB’s Guidelines encourage all FDIC-insured banks and all bank holding companies to adopt and enforce internal codes of conduct alerting the Bank’s and the Companies’ personnel to the provisions of the Bank Bribery Law, and providing internal policies and procedures to encourage compliance. In accordance with the recommendations set forth in the FDIC’s and FRB’s Bank Bribery Guidelines, the Board of Directors of the Bank has adopted the following policies to guide the Companies’ and the Bank’s personnel with respect to gifts or offers of things of value:

(a)	Policies and Procedures of the Companies and the Bank

No Company or Bank Official may: (i) solicit or demand for the benefit of oneself or any other person (other than the Companies or Bank) anything of value from any Bank customer, Bank supplier, or any other person or company in return for or consideration of any business service, consideration, or confidential information of the Companies or Bank; or

(ii) accept or agree to accept anything of value (other than bona fide salary, wages, fees, or other compensation paid, or expenses paid or reimbursed, in the ordinary and necessary course of business) from any Bank customer, Bank supplier, or any other person or company in connection with the business of the Companies or Bank, before, during, or after a transaction is discussed or consummated.

(b)	Exceptions

The prohibitions in paragraph (a) shall not apply to:

(1)	Acceptance of gifts, gratuities, amenities or favors based on obvious family or personal relationship (such as those between the parents, children or spouse of a Company or Bank Official) where the circumstances make it clear that it is those relationships rather than the business of the Companies or Bank which are the motivating factors;

(2)	Acceptance of meals, refreshments, entertainment, accommodations or travel arrangements, all of reasonable value, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the expense would be paid for by the Companies or Bank as a reasonable business expense if not paid for by another party;

(3)	Acceptance of loans from other banks or financial institutions on customary terms to finance proper and usual activities of Company or Bank Officials, such as home mortgage loans, except where prohibited by law;

(4)	Acceptance of advertising or promotional material of reasonable value, such as pens, pencils, note pads, key chains, calendars and similar items;

(5)	Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers;

(6)	Acceptance of civic, charitable, educational, or religious organization awards for recognition of service and accomplishment;

(7)	Acceptance of gifts of reasonable value that are related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, holiday or birthday;

(8)	Acceptance of things of value in other circumstances after written approval by the Designated Bank Official given on the basis of full written disclosure of all relevant facts.

(c)	Reporting Requirements

Whenever a Company or Bank Official receives or is offered a thing of value of a character or under circumstances other than those described in subparagraphs (1) through (7) of paragraph (b) above, the Company or Bank Official shall promptly report the relevant facts, in writing, to the Designated Bank Official. The Designated Bank Official shall promptly review the report with the reporting Company or Bank Official and shall promptly determine whether acceptance by the reporting Company or Bank Official of the gift or offer under the circumstances presented would be consistent with the purposes and intent of the Bank Bribery Law and the policies of the Companies or Bank. The Designated Bank Official shall record his or her determination in writing on the report submitted by the reporting Company or Bank Official and shall retain all such reports in central files of the Companies or the Bank maintained for that purpose.

(d)	Acknowledgement of Bank Policy

Each Company and Bank Official shall, upon receipt of a copy of this Code and upon receipt of any amendments hereto, promptly sign and return to the Designated Bank Official a written acknowledgement that the Company or Bank Official has received and read a copy of this Code or the amendment, as the case may be. Each Company and Bank Official shall renew their acknowledgment of receipt of the Code every year. The Designated Bank Official shall retain all such acknowledgements in central files of the Companies and the Bank maintained for that purpose.

H.	Conflicts of Interest

1.	Conflicts of Interest Prohibited

(a)	Personal or Business Affairs

Company and Bank Officials shall not conduct their personal or business affairs in a manner that places their professional, business or financial interests in conflict with the interests of the Companies or the Bank. Nor shall Company or Bank Officials, in connection with the business of the Companies or the Bank or their other interests, engage or attempt to engage in self-dealing or otherwise trade or seek to trade on their positions with the Companies or the Bank. Nor shall Company or Bank Officials accept from a supplier, customer, or other person or company doing or seeking to do business with the Companies or the Bank a business opportunity not available to other persons or that is made available because of such Official’s position with the Companies or the Bank.

(b)	Relationships with Correspondent Banks

Under Title VIII of the Financial Institutions Regulatory and Interest Rate Control Act of 1978 (12 U.S.C. § 1972(2)), all members of senior management are required to file with the Bank an annual disclosure statement of transactions with correspondent banks of Strata Bank.

(c)	Management Interlocks

Under the Depository Institution Management Interlocks Act (12 U.S.C. § 3202), all members of senior management, Company or Bank Officials or Employees, are prohibited from serving as management officials of any other depository institution or depository holding company that is not affiliated with the Companies or the Bank and is located within either:

(1)	the same primary metropolitan statistical area, the same metropolitan statistical area, or the same consolidated metropolitan statistical area that is not comprised of designated primary metropolitan statistical areas as defined by the Office of Management and Budget, except in the case of depository institutions with less than $20,000,000 in assets in which case the provision of paragraph (2) shall apply, as that in which an office of the other institution or any depository institution that is an affiliate of such other institution is located, or

(2)	the same city, town, or village as that in which an office of the other institution or any depository institution that is an affiliate of such other institution is located, or in any city, town, or village contiguous or adjacent thereto.

(d)	Self-Dealing

There should be sensitivity to possible criticism of the Companies or the Bank or Employees on the grounds of self-dealing for personal advantage. For this reason, no Company or Bank Official may purchase any property directly or indirectly (other than obsolete office equipment and similar items on terms and subject to conditions approved in advance by the Designated Bank Official) from the Companies or the Bank. This includes premises and equipment of the Companies or the Bank, or collateral disposed of in settlement of obligation or property held as a fiduciary.

(e)	Outside Employment or Activity

Any Officer who engages in or intends to engage in outside employment or activity has the responsibility to consult with the Designated Bank Official, in advance, as to whether such employment or activity will result in or create an appearance of a conflict of interest with the Official’s duties and responsibilities.

2.	Business Affiliations

Neither Company nor Bank Officials should commence or continue any relationships with outsiders that might, even by implication, cause embarrassment to themselves or impair the Companies’ or Bank’s best interests or public position. Company or Bank Officials are to avoid conflicts involving business opportunities which come to their attention as a result of their duties with the Companies or the Bank. Periodically, the Designated Bank Official will distribute a questionnaire dealing with outside business affiliations to be completed and returned as instructed.

3.	Extensions of Credit

State and Federal laws and regulations impose various restrictions and reporting and recordkeeping requirements on extensions of credit to certain Company or Bank Officials and their related interests. Company and Bank Officials are responsible for complying with all such regulatory restrictions and reporting and recordkeeping requirements. Any questions concerning these restrictions and reporting and recordkeeping requirements should be directed to the Designated Bank Official.

4.	Reporting Requirements

Company and Bank Officials shall promptly advise the Designated Bank Official of all potential conflicts of interest, including those in which they are inadvertently placed due to either personal or business relationships with customers, suppliers, business associates, or competitors of the Bank. The information shall include all relevant facts and the specific steps taken by the advising Company or Bank Official to avoid an actual conflict of interest with the Companies or the Bank. The Designated Bank Official shall retain the information.

I.	Corporate Conduct

1.	Equal Employment Opportunity

The Companies and the Bank each strive to be a meritocracy by, hiring, retaining and promoting based on the performance of each person. All employment decisions are made without regard to a person’s race, color, religion, national origin, sex, age, disability or military status. Also, all reasonable accommodations will be made for a person’s disability or religious practice. For more information on the Companies’ and the Bank’s policy in this area, see the Equal Employment Opportunity section of the Companies’ Human Resource Policy Manual.

2.	Equal Credit Opportunity

It is the responsibility and obligation of all Company and Bank Officials to support and adhere to the Bank’s firm commitment to Equal Credit Opportunity for all. The Bank’s credit policy is to set forth in the Bank’s Board-approved Policy Book. It is the Bank’s policy not to discriminate against or discourage credit applicants on the basis of race, ancestry, color, religion, national origin, sex, disability, sexual orientation, familial status, marital status, veteran status, age, receipt of income from a public assistance program or exercise in good faith of any right under the Federal Consumer Credit Protection Act.

3.	Anti-Trust

The United States antitrust laws are intended to preserve and foster the free enterprise economic system by assuring energetic but fair competition among business firms, and to prevent unfair restraint on competition. All Company and Bank Officials are expected to observe the highest standards of ethical conduct in relationships with competitors. As such, you are prohibited from entering into arrangements with competitors for the purpose of setting or controlling prices, rates, trade practices, marketing policies, or disclosing to competitors future plans of the Companies and the Bank which have not been disclosed generally to the public.

4.	Prohibition Against Tie-In Arrangements

The Bank Holding Company Act (the “BHCA”) prohibits the use of tie-in arrangements between a bank or bank holding company and their subsidiaries or customers (12 U.S.C. § 1971). The BHCA’s tie-in prohibition is more restrictive than the general anti-trust statues in dealing with tie-in arrangements by banks or bank holding companies for their products and services. The relevant section of the BHCA prohibits the use of arrangements that require the customer to provide the bank with something of value in exchange for the bank’s product or service.

Therefore, neither the Companies nor the Bank shall “in any manner extend credit, lease or sell property of any kind, or furnish any service, or fix or vary the consideration for any of the foregoing” by requiring that:

(a)	the customer shall obtain some additional credit, property, or service from the bank (other than a loan, discount, deposit or trust service), the bank holding company owning the bank or a subsidiary of the bank holding company; or

(b)	the customer shall provide some additional credit, property, or service to the bank, the bank holding company, or a subsidiary thereof; or

(c)	the customer shall not obtain credit, property or service from a competitor of the bank, bank holding company or a subsidiary thereof.

5.	Corporate Commitments

Because it is vital that the word of the Companies and the Bank is viewed as its bond, Company and Bank Officials may not make any actual or apparent commitments, formally or informally, regarding the Companies and the Bank without proper prior authorization in accordance with existing procedures.

6.	Health Safety and Environmental Protection

The Companies and the Bank seek to manage their activities so that Employees are protected from unreasonable health and safety risks on the job, so that reasonable expectations concerning the work environment are met, and so that our customers, the public and the environment are properly protected in the use of our facilities, products and services.

J.	Employee Conduct

1.	Employee Honesty and Integrity

Banking is above all a business based on mutual trust and demands steadfast honesty in all our affairs, both internally and externally. Our business is founded on faith, trust, and public confidence. All Employees thus bear special responsibilities for high standards in their personal and professional behavior. To this end, the Companies, the Bank and the Employees strive to be in strict compliance with all laws and regulations that apply to our business. When any law or regulation seems unclear or ambiguous, Employees are urged to consult the Designated Bank Official immediately to seek assistance in determining the lawful and ethical procedures. Practices which violate any Federal, State or Municipal law or regulation are forbidden. Also, although it may appear obvious, it is worth emphasizing that stealing, theft, embezzlement or fraud of any kind by a Company or Bank Official or employee are considered grounds for termination of employment. For more information, see the Employee Handbook section on Honesty.

2.	Suspicious Activities Reports

The Companies or the Bank must promptly report all matters that involve apparent crimes affecting its assets or affairs to the applicable governmental agencies. If an Employee becomes aware of suspicious activity or to facts which give a reasonable basis for believing a crime has occurred, is occurring, or may occur, the Employee should immediately notify the Designated Bank Official (and any supporting documentation describing the matter). The Designated Bank Official will then coordinate the filing of the required reports. Any questions regarding this policy should be directed to the Designated Bank Official. For more information regarding Suspicious Activity Reports, see the Anti-Money Laundering Policy.

3.	Legal Advice

From time to time, a customer may ask Company or Bank Officials or Employees to recommend an attorney, accountant, etc. for personal use. As a matter of policy, such recommendation should not be provided unless several names are given to the customer with no indication of favoritism or preference.

In addition some discussions with customers will lead to a request that the Company or Bank Official discuss the legality or illegality of a proposed transaction. The practice of law and the providing of legal advice is the exclusive authority of lawyers. Company and Bank Officials cannot and should not practice law or give legal advice. Therefore, under no circumstances should a Company or Bank Official give any legal or other type of professional advice to a customer, and any response should be carefully phrased so that the response cannot be construed as being such advice.

4.	Sexual Harassment Policy

The Companies and the Bank will not tolerate any form of harassment in the workplace, including harassment on the basis of sex. Prohibited conduct includes unwelcome sexual advances, requests for sexual favors, verbal or physical conduct of a sexual nature, such as uninvited touching and sexually related comments that create a hostile work environment. The Companies’ and the Bank’s complete policy regarding Sexual Harassment and Other Discriminatory Harassment is set forth in the Employee Handbook.

5.	ADA Policy

The Companies and the Bank are committed to complying fully with the Americans with Disabilities Act (“ADA”) which ensures equal opportunity for qualified persons and disabilities. Responsibility for compliance with ADA is shared throughout the Companies and the Bank and is specifically assigned to the Human Resources Department, however, if you supervise others, you are also directly responsible for implementing the Companies’ and the Bank’s ADA Policy.

6.	Outside Activities of Employees

Aside from the duty to avoid conflicts of interest in connection with outside activities, the Companies and the Bank recognize and respect the right of Employees to engage in outside activities which they may deem proper and desirable, provided that these activities are legal, do not impair or interfere with the conscientious performance of the Employee’s duties for the Companies or the Bank, do not involve the misuse of the Companies’ or the Bank’s influence, facilities, information or other resources, do not divert opportunities from the Companies or the Bank and do not reflect discredit upon the name and reputation of the Companies or the Bank.

Accordingly, for all business relationships with outside individuals, companies and organizations and for all personal undertakings, Employees should:

(a)	Act in accordance with the law;

(b)	Consider the rights, interests and responsibilities of the outside individuals, companies and organizations and themselves;

(c)	Consider that employment with the Companies or the Bank, unless expressly agreed otherwise, is full-time;

(d)	Protect their own reputations and the interests of the Companies or the Bank against actual or potential conflicting interest with outside parties; and

(e)	as noted above, avoid personal transactions or situations in which their own interests conflict or might be construed to conflict with those of the Companies or the Bank.

In this connection, every Employee shall disclose promptly, in writing, any personal situation or transaction which is or may be in conflict with the intent of this policy.

7.	Personal Business

Company and Bank Officials should avoid acting on behalf of the Companies or the Bank in any transactions involving people or organizations with which an Official or their family have financial or other conflicts of interests. A conflict of interest can arise where an Employee, or a member of his or her immediate family (spouse, children and parents or those dependent upon such employee, etc.) has a financial or other interest in a customer, borrower, or other person or company doing business with the Companies or the Bank. Each Employee must manage their personal and business affairs so as to avoid situations that might lead to conflict, or even the appearance of a conflict, between their self-interest and their duty to the Companies or the Bank and its customers, shareholders and depositors.

8.	Management of Personal Finances

Employees are responsible for the prudent management of their personal finances, including the use of the Companies’ and the Bank’s financial services and accounts. Employees must avoid overextensions of credit, drawing checks against insufficient funds, misuse of corporate credit cards, or other unsound or improper financial practices. Mismanagement of personal finances may result in account closure and/or disciplinary action up to and including termination. See also, Section D of this Code of Ethics.

9.	Alcohol and Substance Abuse

The objectives of the Code is to maintain a safe, healthy and efficient work environment at the Companies and the Bank. This is the responsibility of the Companies and the Bank and all of its Employees. The abuse of alcohol and drugs poses a serious threat to all of these objectives.

All Employees are expected to conduct themselves in a lawful manner while on Bank property or on Bank business. The sale, purchase, or use of any illegal drugs or dangerous substance by an Employee on Bank property, or while on Bank business is strictly prohibited and is cause for immediate discharge.

K.	Purchased Services

The Companies and the Bank has a centralized procurement system which requires that no employee other than a member of the Executive Department may commit the Companies or the Bank to a vendor for any product, service, price or quantity, nor reveal competitive prices or special arrangements. Exceptions to this policy are the procurement of specialized items such as Data Processing Equipment, Personal Computers, Telecommunication Equipment and other items specifically authorized by the Chief Financial Officer.

Fees and commissions are an integral part of various aspects of all business activity. The Companies and the Bank regularly engage the services of brokers, dealers, accountants, appraisers, lawyers, consultants, and so on. Any evaluation designed to determine who is to be selected to perform a particular service will obviously contain an element of subjectivity. The choice should always be predicated on quality, price and corporate responsibility. These criteria underlie the Companies’ and the Bank’s specific purchasing policy. Any fees or commissions for other than clearly stated business purposes are prohibited. Purchases that are not submitted to the Finance Department must be approved by the Chief Executive Officer or the Chief Financial Officer and an authorized purchase order issued and signed by a member of the Executive Department.

L.	Employment of Relatives

The Companies’ and the Bank’s policy regarding the employment of relatives is set forth in the Employment of Relatives Section of the Employee Handbook.

M.	Violations

Violation of this Code is grounds for disciplinary action up to and including termination of employment. Such action is in addition to any civil or criminal liability which might be imposed by Federal or State regulatory agencies or courts.

SERVICE BANCORP, INC.

SERVICE BANCORP, MHC

AND

STRATA BANK

CODE OF ETHICS

Directors’, Trustees’, Officers’ and Employees’ Acknowledgement and Certification

I hereby acknowledge receipt of my personal copy of the Code of Ethics (the “Code”) of Service Bancorp, Inc. and Service Bancorp, MHC (collective, the “Companies”) and Strata Bank (the “Bank”). I understand that the provisions of the Code of Ethics constitute the official policy of the Companies and the Bank and that I will be expected to comply with both the letter and the spirit of the Code’s provisions for as long as I remain an officer or employee of the Companies or the Bank. I also understand that any violation of the Code may result in disciplinary action being taken against me up to and including termination of employment. I also understand that the Companies’ and the Bank’s right to take action in the event of a violation of the Code does not imply any limitation of the Companies’ or the Bank’s right to take disciplinary or other action against me in the Companies’ or the Bank’s discretion, in other circumstances.

Accordingly, I hereby certify that I have read the Service Bancorp, Inc., Service Bancorp, MHC and Strata Bank Code of Ethics and agree to abide by its provisions at all times. I understand its provisions and have had the opportunity to ask any questions about it that I may have. Within its meaning, expressed or implied, I am not in violation of the Code and I am not aware of any circumstance or activity of a personal or family nature which would conflict with the interest of the Companies or the Bank except as indicated below. (If nothing to report, please write “None”.)

Date:	Signature:

Name:

Title:

Department:

Circumstance or Activity

ACKNOWLEDGEMENT RECEIVED:

Date:
Signature of Designated Bank Official

Name (printed)

Title